FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 29, 2020	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2020;

DECLARES QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, APRIL 30, AT 12:00 NOON CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common stockholders for the third quarter of fiscal 2020 of $5.1 million, a decrease of $2.0 million, or 28.1%, as compared to the same period of the prior fiscal year. The decrease was attributable to increases in the provision for loan losses and noninterest expense, and decreased noninterest income, partially offset by an increase in net interest income and a decrease in the provision for income taxes. Preliminary net income was $.55 per fully diluted common share for the third quarter of fiscal 2020, a decrease of $.21 as compared to the $.76 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2020:

•Annualized return on average assets was 0.88%, while annualized return on average common equity was 8.1%, as compared to 1.30% and 12.5%, respectively, in the same quarter a year ago, and 1.36% and 12.6%, respectively, in the second quarter of fiscal 2020, the linked quarter.

•Earnings per common share (diluted) were $.55, down $.21, or 27.6%, as compared to the same quarter a year ago, and down $.29, or 34.5%, from the second quarter of fiscal 2020, the linked quarter.

•Provision for loan losses was $2.9 million, an increase of $2.4 million, or 480.4%, as compared to the same period of the prior year, and up $2.5 million, or 634.5%, as compared to the second quarter of fiscal 2020, the linked quarter. The increase was attributable primarily to increased uncertainty regarding the economic environment resulting from the COVID-19 pandemic and the potential impact on the Company’s borrowers. Nonperforming assets were $14.9 million, or 0.63% of total assets, at March 31, 2020, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019, and $26.3 million, or 1.21% of total assets, at March 31, 2019. The decrease primarily reflected progress by the Company in resolving acquired nonperforming assets resulting from the November 2018 acquisition of Gideon Bancshares Company and its subsidiary, First Commercial Bank (“the Gideon Acquisition”).

•Net loan growth for the third quarter of fiscal 2020 was $45.0 million, a continued strong annualized pace of growth, and better than recent March quarters for the Company. In general, seasonal impacts have been less pronounced of late. Net loans are up $121.4 million, or 6.6% in the first nine months of fiscal 2020.

•Deposit balances increased $57.0 million in the third quarter, in what is typically a strong quarter for the Company’s deposit growth, and this growth came despite a decrease of $5.9 million in brokered deposits. Deposits are up $78.0 million, or 4.1%, in the first nine months of fiscal 2020, with growth negatively impacted by a reduction of $15.5 million in brokered deposits in the fiscal year to date.

•Net interest margin for the third quarter of fiscal 2020 was 3.63%, down from the 3.73% reported for the year ago period, and down from the 3.70% figure reported for the second quarter of fiscal 2020, the linked quarter. Discount accretion on acquired loan portfolios was lower in the current quarter as compared to the linked quarter and the year ago period. Additionally, as compared to the linked quarter, the Company noted a reduction in the amount of interest income resulting from resolution of loans that had been previously classified as nonaccrual.

•Noninterest income was up 4.2% for the third quarter of fiscal 2020, excluding the impact of the prior period’s gain on available-for-sale securities, and was down 11.0% as compared to the second quarter of fiscal 2020, the linked quarter. The current period was impacted negatively by an impairment charge for mortgage servicing rights, discussed in detail below.

•Noninterest expense was up 7.6% for the third quarter of fiscal 2020, as compared to the year ago period, and up 3.7% from the second quarter of fiscal 2020, the linked quarter. The current quarter was impacted negatively by an increase in provisioning for off-balance sheet credit exposures, in comparison to the year-ago period, while acquisition-related costs declined in comparison to the year-ago period, but increased modestly as compared to the second quarter of fiscal 2020, the linked period.

Dividend Declared:

The Board of Directors, on April 21, 2020, declared a quarterly cash dividend on common stock of $0.15, payable May 29, 2020, to stockholders of record at the close of business on May 15, 2020, marking the 104th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

COVID-19 Pandemic Response:

Southern Missouri is committed to serving our communities in this difficult time, and to the safety of our team members and customers. We have taken a number of actions which merit mention in this quarterly update.

•The Company has deferred or modified loan payments for loans totaling $206.2 million through Wednesday, April 22. Generally, the deferrals are for three-month periods, while interest-only modifications are for six months. Further information on deferrals and modifications is included in a table on page 10.

•In the first round of funding made available through the Small Business Administration’s Paycheck Protection Program, the Company originated 937 loans totaling $108.8 million through Wednesday, April 22.

•Beginning Monday, March 23, the Company closed its lobbies to access except by appointment, and encouraged customers to utilize our online, mobile, drive-thru, or integrated teller machines (ITMs) for service when possible. We’ve seen notable increases in usage for these delivery channels. As an example, video teller activity through our ITMs in the first twelve weekdays and Saturdays in the month of April increased by 34% over the comparable period in March. We are currently planning to begin re-opening lobbies on Monday, May 4, subject to guidance by state and local authorities. In a short amount of time we significantly increased our telework capabilities, and have had as many as 30% of our team members working remotely for the last month either on a regular or rotating basis. No team members have been furloughed, and no furloughs are anticipated. Non-essential business travel has been suspended.

•As the Company noted in a current report on Form 8-K filed March 23, 2020, to preserve capital and provide liquidity to meet the credit needs of its customers, activity under the Company’s stock repurchase program was temporarily suspended effective after the close of the market on Thursday, March 26, 2020.

•To provide useful disclosure regarding lending concentrations in this environment of economic uncertainty, we have prepared additional information for inclusion in this release. See page 9.

Other News:

As the Company noted in a current report on Form 8-K filed January 17, 2020, we entered into an Agreement and Plan of Merger on January 17, 2020, with Central Federal Bancshares, Inc. (“Central”), which is the parent corporation of Central Federal Savings & Loan Association of Rolla (“Central Federal”). The agreement provides that the Company will acquire Central in an all-cash transaction. As part of the transaction, Central Federal will merge with and into the Bank. The deal is valued at approximately $24.0 million, inclusive of the retirement of debt outstanding under Central’s Employee Stock Ownership Plan. Completion of the merger, subject to customary closing conditions including approval by Central shareholders, is currently targeted for late May 2020. Regulatory approval to proceed with the merger has been received.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, April 30, 2020, at 12:00 noon, central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through May 13, 2020. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10143470.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2020, with total assets of $2.4 billion at March 31, 2020, reflecting an increase of $160.0 million, or 7.2%, as compared to June 30, 2019. Asset growth was comprised mainly of increases in loans, cash and cash equivalents, and available-for-sale (“AFS”) securities.

AFS securities were $180.6 million at March 31, 2020, an increase of $15.1 million, or 9.1%, as compared to June 30, 2019. Cash equivalents and time deposits were a combined $57.1 million, an increase of $20.7 million, or 56.9%, as compared to June 30, 2019.

Loans, net of the allowance for loan losses, were $2.0 billion at March 31, 2020, an increase of $121.4 million, or 6.6%, as compared to June 30, 2019. The portfolio primarily saw growth in residential real estate loans, commercial real estate loans, and funded balances in construction loans, partially offset by declines in commercial loans, and consumer loans. Residential real estate loan balances were higher as the Company saw increases both in loans secured by multifamily and 1-to-4 family real estate. Commercial real estate loans were increased primarily due to loans secured by nonresidential properties, combined with a small increase in loans secured by agricultural real estate. Construction loan balances were increased as a result of both draws on existing construction loans and new loan originations. The decrease in commercial loan balances primarily reflected reductions in commercial and industrial loans and seasonal declines in agricultural operating and equipment loans. Reductions in consumer loans consisted primarily of loans secured by deposits, partially offset by a modest increase in home equity line of credit balances. Loans anticipated to fund in the next 90 days stood at $76.6 million at March 31, 2020, as compared to $77.7 million at March 31, 2019, and $83.3 million at June 30, 2019.

Nonperforming loans were $11.4 million, or 0.57% of gross loans, at March 31, 2020, as compared to $21.0 million, or 1.13% of gross loans at June 30, 2019, and $22.7 million, or 1.23% of gross loans, at March 31, 2019. Nonperforming assets were $14.9 million, or 0.63% of total assets, at March 31, 2020, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019, and $26.3 million, or 1.21% of total assets, at March 31, 2019. The decrease in nonperforming loans since June 30, 2019, was attributed primarily to the resolution of certain nonperforming loans acquired in the Gideon Acquisition. The Gideon Acquisition resulted in an increase in nonperforming loans of $12.9 million (at fair value) as of December 31, 2018, the quarter end following the acquisition. At June 30, 2019, nonperforming loans from that acquisition had declined to $10.2 million, and they have declined further to $2.4 million as of March 31, 2020. The decrease in nonperforming loans was also the principal reason for the decrease in nonperforming assets. Our allowance for loan losses at March 31, 2020, totaled $23.5 million, representing 1.18% of gross loans and 205.7% of nonperforming loans, as compared to $19.9 million, or 1.07% of gross loans and 94.7% of nonperforming loans, at June 30, 2019. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at March 31, 2020, is adequate, based on that measurement; however, there remains significant uncertainty regarding the possible length of the COVID-19 pandemic and the aggregate impact that it will have on global and regional economies, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. Management considered the impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, including our borrowers in the retail and multi-tenant retail industry, restaurants, and hotels.

The Company has been working towards adoption of ASU 2016-13, regarding the current expected credit loss (CECL) standard. Based on FASB implementation timelines, the standard was to be effective for the Company on July 1, 2020, following the end of our current fiscal year. Under the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Company has the option to temporarily delay implementation of the standard until the earlier of December 31, 2020, or the termination of the declared national emergency related to the COVID-19 pandemic. At this time, the Company is continuing to prepare as if we will adopt on July 1, 2020, but we will continue to monitor the situation and evaluate our options.

Total liabilities were $2.1 billion at March 31, 2020, an increase of $148.6 million, or 7.5%, as compared to June 30, 2019.

Deposits were $2.0 billion at March 31, 2020, an increase of $78.0 million, or 4.1%, as compared to June 30, 2019. Deposit growth was partially offset by a reduction in brokered deposits, which declined on net by $15.5 million, reflecting a decrease in brokered time deposits of $21.6 million, and an increase in brokered money market deposits of $6.1 million. Brokered time deposits were $23.3 million, and brokered money market deposits were $14.4 million, at March 31, 2020. The Company has utilized FHLB funding in lieu of brokered funding primarily due to rate and term availability. Public unit balances were $292.1 million at March 31, 2020, reflecting an increase of $25.3 million as compared to June 30, 2019, which is due in part to seasonal public unit flows of funds. In total, deposit balances saw increases in interest-bearing transaction accounts, money market deposit accounts, and noninterest-bearing transaction accounts, partially offset by declines in certificates of deposit and savings accounts. The average loan-to-deposit ratio for the second quarter of fiscal 2020 was 99.9%, as compared to 97.2% for the same period of the prior fiscal year.

FHLB advances were $123.4 million at March 31, 2020, an increase of $78.5 million, or 174.7%, as compared to June 30, 2019, with the increase attributable to the Company’s use of this funding source to fund increases in loans, cash balances, and securities in excess of our increases in deposits and retained earnings. The increase consisted of $53.1 million in overnight funding and $25.4 million in term advances. Over the past several years, the Company has worked to move public unit and business customers from a swept repurchase agreement product, which required the use of the Company’s AFS securities portfolio to collateralize those borrowings, to a reciprocal deposit product. During the first quarter of fiscal 2020, the final customers utilizing the sweep product were migrated, and the Company saw a reduction of $4.4 million in this funding source as compared to June 30, 2019.

The Company’s stockholders’ equity was $249.9 million at March 31, 2020, an increase of $11.5 million, or 4.8%, as compared to June 30, 2019. The increase was attributable primarily to retained earnings, partially offset by cash dividends paid and by repurchases during the fiscal year of 182,598 Company shares acquired for $5.8 million, for an average price of $31.61 per share. As the Company noted in a current report on Form 8-K filed March 23, 2020, activity under the repurchase program was temporarily suspended effective after the close of the market on Thursday, March 26, 2020.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2020, was $19.4 million, an increase of $864,000, or 4.7%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to a 7.7% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.63% in the current three-month period, from 3.73% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), and the Gideon Acquisition resulted in an additional $410,000 in net interest income for the three-month period ended March 31, 2020, as compared to $631,000 in net interest income for the same period a year ago. The decline is attributable to expected reductions in discount accretion as additional time has elapsed since the loan portfolios were acquired and balances have declined. The Company generally expects this component of net interest income will continue to decline over time, although volatility may occur to the extent we have periodic resolutions of specific credit impaired loans. Combined, these components of net interest income contributed eight basis points to net interest margin in the three-month period ended March 31, 2020, as compared to a contribution of 13 basis points in the same period of the prior fiscal year, and as compared to the 10 basis point contribution in the linked quarter, ended December 31, 2019, when net interest margin was 3.70%. Additionally, in the linked period, the Company recognized an additional $194,000 in interest income as a result of the resolution of nonperforming loans. This recognition of interest income contributed four basis points to the net interest margin in the linked period, without material comparable items in the current period.

The provision for loan losses for the three-month period ended March 31, 2020, was $2.9 million, as compared to $491,000 in the same period of the prior fiscal year. Increased provisioning was attributable primarily to increased uncertainty regarding the economic environment and its potential impact on the Company’s borrowers. Stronger loan growth and increases in classified and delinquent credits also contributed. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.58% (annualized), while the Company recorded net charge offs during the period of 0.03% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.11% (annualized), while the Company recorded net charge offs of 0.02% (annualized).

The Company’s noninterest income for the three-month period ended March 31, 2020, was $3.9 million, a decrease of $90,000, or 2.3%, as compared to the same period of the prior fiscal year. The year ago period included $244,000 in gains on sales of AFS securities, and $214,000 in other identified nonrecurring benefits. In the current period, increases in deposit account service charges and bank card interchange income were mostly offset by a decline in mortgage servicing income, as the Company recognized a $395,000 impairment of its mortgage servicing rights due to the decline in market interest rates and a coincident increase in expected prepayments. Deposit account service charges increased primarily as a result of a 12.7% increase in the number of NSF items presented, as well as a 12.0% increase in fees charged for NSF items effective October 1, 2019. These service charges typically see a seasonal reduction late in the March quarter when consumers receive income tax refunds, and the Company would expect that impact, coupled with COVID-19 Economic Impact Payments, reduced gasoline prices, and other spending reductions to result in an even more pronounced reduction in these charges in coming quarters. Bank card interchange income increased as a result of a 9.6% increase in bank card dollar volume and incentive benefits under a new affiliation contract. We anticipate interchange income may decline as well due to reductions in depositor purchasing activity.

Noninterest expense for the three-month period ended March 31, 2020, was $14.2 million, an increase of $1.0 million, or 7.6%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, occupancy and data processing expenses, provisioning for off-balance sheet credit exposures, losses and expenses on foreclosed real estate, and bank card network expense, partially offset by a decrease in deposit insurance premiums. Based on the same qualitative evaluation of loss exposure utilized in the allowance for loan losses, the Company saw an increase in its off-balance sheet credit exposure, resulting in a charge of $300,000 in the current period, as compared to a charge of $9,000 in the year ago period. Partially offsetting these increases, the FDIC continued applying credits to the deposit insurance assessments due from smaller banks, such as the Company’s subsidiary, resulting in no deposit insurance premium expense for the Company in the current quarter, as compared to an expense of $157,000 in the year ago period. As the credits are exhausted in all material respects, the expense will return to a normalized level for the quarter ended June 30, 2020. After recording $243,000 in charges related to merger and acquisition activity in the same quarter a year ago, the Company recorded only $76,000 in comparable expenses in the current period. Additionally, the year ago period included $185,000 in other nonrecurring charges. The efficiency ratio for the three-month period ended March 31, 2020, was 61.0%, as compared to 59.3% in the same period of the prior fiscal year, as noninterest expenses, including provision for off-balance sheet credit exposure, grew at a faster rate over the prior year as compared to net interest income, due to margin compression, and as compared to noninterest income, due primarily to the impairment charge recorded on the Company’s mortgage servicing rights.

The income tax provision for the three-month period ended March 31, 2020, was $1.1 million, a decrease of $596,000, or 34.6%, as compared to the same period of the prior fiscal year, attributable primarily to lower pre-tax income, combined with a decrease in the effective tax rate, to 18.1%, as compared to 19.6% in the year-ago period.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2020	2019	2019	2019	2019

Cash equivalents and time deposits	$ 57,078	$ 42,015	$ 32,394	$ 36,369	$ 32,353
Available for sale securities	180,592	175,843	171,006	165,535	161,510
FHLB/FRB membership stock	13,054	12,522	12,083	9,583	9,216
Loans receivable, gross	1,991,328	1,943,599	1,895,207	1,866,308	1,842,883
Allowance for loan losses	23,508	20,814	20,710	19,903	19,434
Loans receivable, net	1,967,820	1,922,785	1,874,497	1,846,405	1,823,449
Bank-owned life insurance	39,095	38,847	38,593	38,337	38,086
Intangible assets	21,573	22,423	22,889	23,328	23,991
Premises and equipment	64,705	65,006	63,484	62,727	62,508
Other assets	30,531	32,408	34,265	32,118	25,334
Total assets	$ 2,374,448	$ 2,311,849	$ 2,249,211	$ 2,214,402	$ 2,176,447

Interest-bearing deposits	$ 1,738,379	$ 1,691,010	$ 1,663,874	$ 1,674,806	$ 1,649,830
Noninterest-bearing deposits	233,268	223,604	208,646	218,889	224,284
Securities sold under agreements to repurchase	-	-	-	4,376	4,703
FHLB advances	123,361	114,646	103,327	44,908	38,388
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	11,469	15,627	13,034	14,988	9,845
Subordinated debt	15,118	15,093	15,068	15,043	15,018
Total liabilities	2,124,595	2,062,980	2,006,949	1,976,010	1,945,068

Common stockholders' equity	249,853	248,869	242,262	238,392	231,379
Total stockholders' equity	249,853	248,869	242,262	238,392	231,379

Total liabilities and stockholders' equity	$ 2,374,448	$ 2,311,849	$ 2,249,211	$ 2,214,402	$ 2,176,447

Equity to assets ratio	10.52%	10.76%	10.77%	10.77%	10.63%

Common shares outstanding	9,128,290	9,206,783	9,201,783	9,289,308	9,324,659
Less: Restricted common shares not vested	28,925	24,900	25,975	28,250	28,250
Common shares for book value determination	9,099,365	9,181,883	9,175,808	9,261,058	9,296,409

Book value per common share	$ 27.46	$ 27.10	$ 26.40	$ 25.74	$ 24.89
Closing market price	24.27	38.36	36.43	34.83	30.80

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2020	2019	2019	2019	2019

Nonaccrual loans	$ 11,428	$ 10,419	$ 14,023	$ 21,013	$ 22,690
Accruing loans 90 days or more past due	-	1	-	-	-
Total nonperforming loans	11,428	10,420	14,023	21,013	22,690
Other real estate owned (OREO)	3,401	3,668	3,820	3,723	3,617
Personal property repossessed	38	26	71	29	2
Total nonperforming assets	$ 14,867	$ 14,114	$ 17,914	$ 24,765	$ 26,309

Total nonperforming assets to total assets	0.63%	0.61%	0.80%	1.12%	1.21%
Total nonperforming loans to gross loans	0.57%	0.54%	0.74%	1.13%	1.23%
Allowance for loan losses to nonperforming loans	205.71%	199.75%	147.69%	94.72%	85.65%
Allowance for loan losses to gross loans	1.18%	1.07%	1.09%	1.07%	1.05%

Performing troubled debt restructurings (1)	$ 14,196	$ 14,814	$ 12,432	$ 13,289	$ 17,577

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

8

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2020	2019	2019	2019	2019

Interest-bearing cash equivalents	$ 7,363	$ 6,322	$ 7,001	$ 6,079	$ 3,544
Available for sale securities and membership stock	184,389	183,748	179,623	174,063	183,717
Loans receivable, gross	1,950,887	1,903,230	1,865,344	1,833,344	1,803,070
Total interest-earning assets	2,142,639	2,093,300	2,051,968	2,013,486	1,990,331
Other assets	180,981	184,028	184,415	185,403	189,503
Total assets	$ 2,323,620	$ 2,277,328	$ 2,236,383	$ 2,198,889	$ 2,179,834

Interest-bearing deposits	$ 1,729,327	$ 1,674,198	$ 1,660,994	$ 1,652,831	$ 1,621,580
Securities sold under agreements to repurchase	-	-	328	4,463	4,267
FHLB advances	83,916	99,728	82,192	51,304	67,091
Note payable	3,000	3,000	3,000	3,000	3,000
Subordinated debt	15,105	15,080	15,055	15,031	15,006
Total interest-bearing liabilities	1,831,348	1,792,006	1,761,569	1,726,629	1,710,944
Noninterest-bearing deposits	226,177	224,687	221,202	224,932	233,296
Other noninterest-bearing liabilities	15,322	15,033	13,568	12,548	7,994
Total liabilities	2,072,847	2,031,726	1,996,339	1,964,109	1,952,234

Common stockholders' equity	250,773	245,602	240,044	234,780	227,600
Total stockholders' equity	250,773	245,602	240,044	234,780	227,600

Total liabilities and stockholders' equity	$ 2,323,620	$ 2,277,328	$ 2,236,383	$ 2,198,889	$ 2,179,834

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2020	2019	2019	2019	2019

Interest income:
Cash equivalents	$ 33	$ 31	$ 46	$ 38	$ 28
Available for sale securities and membership stock	1,218	1,194	1,236	1,220	1,320
Loans receivable	24,969	25,421	25,640	24,789	23,838
Total interest income	26,220	26,646	26,922	26,047	25,186
Interest expense:
Deposits	6,135	6,448	6,578	6,422	5,851
Securities sold under agreements to repurchase	-	-	-	10	10
FHLB advances	439	573	522	352	495
Note payable	31	34	37	38	37
Subordinated debt	197	214	225	232	239
Total interest expense	6,802	7,269	7,362	7,054	6,632
Net interest income	19,418	19,377	19,560	18,993	18,554
Provision for loan losses	2,850	388	896	546	491
Securities gains	-	-	-	-	244
Other noninterest income	3,856	4,334	4,101	3,741	3,702
Noninterest expense	14,196	13,685	12,961	12,778	13,190
Income taxes	1,129	1,921	1,976	1,853	1,725
Net income	$ 5,099	$ 7,717	$ 7,828	$ 7,557	$ 7,094

Basic earnings per common share	$ 0.55	$ 0.84	$ 0.85	$ 0.81	$ 0.76
Diluted earnings per common share	0.55	0.84	0.85	0.81	0.76
Dividends per common share	0.15	0.15	0.15	0.13	0.13
Average common shares outstanding:
Basic	9,197,000	9,202,000	9,232,000	9,316,000	9,323,000
Diluted	9,205,000	9,213,000	9,244,000	9,328,000	9,331,000

Return on average assets	0.88%	1.36%	1.40%	1.37%	1.30%
Return on average common stockholders' equity	8.1%	12.6%	13.0%	12.9%	12.5%

Net interest margin	3.63%	3.70%	3.81%	3.77%	3.73%
Net interest spread	3.40%	3.47%	3.58%	3.54%	3.51%

Efficiency ratio	61.0%	57.7%	54.8%	56.2%	59.3%

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Loan Portfolio Balances as of:		Mar. 31,
(dollars in thousands)		2020

1- to 4-family residential		$ 392,532
Multifamily residential		191,244
Total residential		583,776
1- to 4-family owner-occupied construction		22,728
1- to 4-family speculative construction		12,837
Multifamily construction		37,819
Other construction		18,669
Total construction balances drawn		92,053
Agricultural real estate		186,855
Vacant land - developed, undeveloped, and other purposes		58,312
Owner-occupied commercial real estate loans to:	Churches and nonprofits	16,105
	Non-professional services	11,883
	Retail	23,932
	Automobile dealerships	19,191
	Healthcare providers	3,685
	Restaurants	43,958
	Convenience stores	24,209
	Automotive services	7,609
	Manufacturing	17,725
	Professional services	18,703
	Warehouse/distribution	3,543
	Grocery	4,999
	Other	32,190
	Total owner-occupied commercial real estate loans	227,732
Non-owner-occupied commercial real estate loans to:	Care facilities	29,153
	Non-professional services	15,385
	Retail	40,059
	Healthcare providers	22,268
	Restaurants	51,173
	Convenience stores	8,412
	Automotive services	6,471
	Hotels	77,562
	Manufacturing	5,068
	Storage units	11,601
	Professional services	9,196
	Multi-tenant retail	81,184
	Warehouse/distribution	26,289
	Other	36,549
	Total non-owner-occupied commercial real estate	420,370
Total commercial real estate		893,269
Home equity lines of credit		44,924
Deposit-secured loans		18,875
All other consumer loans		30,846
Total consumer loans		94,645
Agricultural production and equipment loans		87,409
Loans to municipalities or other public units		11,904
Commercial and industrial loans to:	Forestry, fishing, and hunting	5,893
	Construction	19,972
	Finance and insurance	48,857
	Real estate rental and leasing	16,090
	Healthcare and social assistance	8,078
	Accommodations and food services	11,735
	Manufacturing	7,273
	Retail trade	44,974
	Transportation and warehousing	27,027
	Administrative support and waste management	4,984
	Arts, entertainment, and recreation	5,059
	Other commercial loans	28,332
	Total commercial and industrial loans	228,274
Total commercial loans		327,587
Total gross loans receivable, excluding deferred loan fees		$ 1,991,330

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Loan Deferrals and Modifications Related to COVID-19	Through April 22, 2020
(dollars in thousands)	Payment	Interest-only
	Deferrals	Modifications

1- to 4-family residential	$ 8,403	$ 13,688
Multifamily residential	5,164	5,848
Total residential	13,567	19,536
1- to 4-family owner-occupied construction	-	-
1- to 4-family speculative construction	-	-
Multifamily construction	-	-
Other construction	4,367	290
Total construction balances drawn	4,367	290
Agricultural real estate	457	3,480
Vacant land - developed, undeveloped, and other purposes	106	1,825
Owner-occupied commercial real estate	20,222	32,426
Non-owner-occupied commercial real estate	52,124	45,154
Total commercial real estate	72,909	82,885
Home equity lines of credit	91	-
Deposit-secured loans	40	-
All other consumer loans	1,000	51
Total consumer loans	1,131	51
Agricultural production and equipment loans	450	451
Loans to municipalities or other public units	-	-
Commercial and industrial loans	1,368	9,211
Total commercial loans	1,818	9,662
Total loans outstanding	$ 93,792	$ 112,424

Through April 22, 2020, the Company had approved requests for 520 payment modifications and deferrals totaling $206.4 million.  Of note, 94% of the dollar amount of deferrals and modifications approved for other construction loans are loans for the construction of a hotel.

For owner-occupied commercial real estate, 31% of the dollar amount of deferrals and modifications approved are loans secured by restaurants, 27% are loans secured by convenience stores, 9% are loans secured by manufacturing properties, 9% are loans secured by retail properties, and 7% are loans secured by auto dealers.

For non-owner-occupied commercial real estate, 34% of the dollar amount of deferrals and modifications approved are loans secured by multi-tenant retail, 25% are loans secured by hotels, 15% are loans secured by restaurants, and 13% are loans secured by care facilities.

Within our commercial real estate categories, 34.0% of our loans secured by hotels, 32.7% of our loan secured by restaurants, and 41.0% of our loans secured by multi-tenant retail have been modified or deferred.

Finally, for commercial and industrial loans, 19% of the dollar amount of deferrals and modifications approved are loans to firms in the transportation and warehousing industry, 18% are loans to firms in administrative support or waste management, 15% are loans to firms in healthcare or social assistance, 13% are loans to firms in accommodation or food services, 11% are loans to firms in retail trade, and 11% are loans to firms in real estate rental and leasing.

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